Registration No. 333-145137
Registration No. 333-195971
Registration No. 333-206452

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-145137
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-195971
POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8 REGISTRATION STATEMENT NO. 333-206452

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PHARMERICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	87-0792558
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1901 Campus Place
Louisville, Kentucky  40299
(Address, including zip code, of Registrant’s Principal Executive Offices)

PharMerica Corporation 2007 Omnibus Incentive Plan
PHARMERICA CORPORATION 2015 OMNIBUS INCENTIVE PLAN
(Full title of plan)

Thomas Caneris, Esq.
Senior Vice President, General Counsel and Secretary
1901 Campus Place
Louisville, Kentucky  40299

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by PharMerica Corporation, a Delaware corporation (the “Company”), relate to the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-145137), filed with the SEC on August 6, 2007, pertaining to the registration of 4,334,642 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) issuable under the PharMerica Corporation 2007 Omnibus Incentive Plan;

•
Registration Statement on Form S-8 (No. 333-195971), filed with the SEC on May 15, 2014, pertaining to the registration of 3,437,000 shares of Common Stock issuable under the PharMerica Corporation 2007 Omnibus Incentive Plan; and

•
Registration Statement on Form S-8 (No. 333-206452), filed with the SEC on August 18, 2015, pertaining to the registration of 3,276,451 shares of Common Stock issuable under the PharMerica Corporation 2015 Omnibus Incentive Plan.

 On December 7, 2017, pursuant to that certain Agreement and Plan of Merger, dated as of August 1, 2017, by and among Phoenix Parent Holdings Inc. (“Parent”), Phoenix Merger Sub Inc. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. As a result of the Merger, all offers and sales of the Company’s securities pursuant to each of the Registration Statements have been terminated.

In accordance with undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered under such Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has authorized these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Kentucky, on this 7th day of December, 2017.

PHARMERICA CORPORATION

By:	/s/ Thomas Caneris
Name:	Thomas Caneris
Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.